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                                                         EXHIBIT 15


December 3, 1997

Merrill Lynch & Co., Inc.
World Financial Center
North Tower, 31st Floor
New York, NY 10281



We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim consolidated financial information of Merrill Lynch & Co., Inc. and subsidiaries as of March 28, 1997, June 27, 1997, and September 26, 1997 and for the three-month periods ended March 28, 1997 and March 29, 1996, the three- and six-month periods ended June 27, 1997 and June 28, 1996, and the three- and nine-month periods ended September 26, 1997 and September 27, 1996 as indicated in our reports dated May 9, 1997, August 8, 1997, and November 7, 1997, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that such reports referred to above, which are included in your Quarterly Reports on Form 10-Q for the quarters ended March 28, 1997, June 27, 1997, and September 26, 1997 are incorporated by reference in this Registration Statement.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche